Exhibit 99.2
Acadia Realty Trust Announces Second Quarter 2003 Operating Results; Earnings from Continuing Operations up 15%; Raises Earnings Guidance for 2003

    NEW YORK--(BUSINESS WIRE)--July 28, 2003--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust ("REIT") and owner and operator of shopping centers anchored by grocery and value-oriented retail, today reported operating results for the quarter and six months ended June 30, 2003.

    Second Quarter 2003 Highlights

    Financial Information

    -- Diluted funds from operations ("FFO") of $0.23 per share in 2003, up 15% over 2002 FFO from continuing operations

    -- Income from continuing operations of $0.09 per share in 2003, up from $0.07 in 2002

    --  Maintained conservative FFO payout ratio of 61%

    --  82% of portfolio debt is now fixed-rate

    --  43% debt to total market capitalization

    --  Fixed-charge coverage in excess of 3.0 to 1

    Portfolio Information

    --  Shaw's supermarket open at the Newly Redeveloped Gateway
        Shopping Center

    -- Commenced redevelopment at Plaza 422 - Home Depot to replace former Ames

    --  Portfolio occupancy up 27 basis points over first quarter 2003

    --  12.5% increase in rents for new and renewal leases

    Second Quarter Operating Results - FFO up 15% over 2002 from
    Continuing Operations

    FFO for the second quarter 2003 was $6.8 million, or $0.23 per share on a fully diluted basis. This represented a 15% increase over 2002 FFO from continuing operations of $6.4 million, or $0.20 per share. FFO from discontinued operations contributed an additional $0.02 in second quarter 2002. FFO for the six months ended June 30, 2003 was $14.5 million, or $0.50 per share. This compares to FFO from continuing operations of $0.54 for the same period in 2002, which includes $0.13 of lease termination income received from a single tenant. FFO from discontinued operations contributed an additional $0.08 in 2002.
    Net income for the second quarter 2003 was $2.4 million, or $0.09 per share on a fully diluted basis. This compares with income from continuing operations for 2002 of $1.8 million, or $0.07 per share. Including income from discontinued operations of $2.1 million, net income for 2002 was $3.8 million, or $0.15 per share. Net income for the six months ended June 30, 2003 was $5.9 million, or 0.23 per share compared to 2002 net income of $10.3 million or $0.40 per share. Included in 2002 is $3.8 million of lease termination income received from a single tenant and $2.4 million in income from discontinued operations, totaling $0.22 per share.

    Outlook -Guidance for 2003 Increased

    The Company currently forecasts its 2003 FFO will range from $0.92 to $0.95 per share. This compares to the previous 2003 forecast of $0.88 to $0.92 per share. Management will discuss further details for the 2003 forecast in the conference call to be conducted July 29, 2003.

    Portfolio Activity - Occupancy Up - Redevelopment Plans for Two of the Four Former Ames Locations Finalized

    Second quarter occupancy increased 27 basis points over first quarter 2003, from 87.4% for first quarter 2003 to 87.7% for the second quarter 2003. Excluding the impact of the Ames closings, which occurred during the fourth quarter of 2002, year-over-year occupancy was up 110 basis points. Including the effect from the Ames closings which represents 4.7% of the Company's portfolio occupancy, 2003 occupancy was down 3.6% over 2002 occupancy of 91.3%.
    During the first quarter 2003, the Company executed new and renewal leases totaling 98,000 square feet at an average increase in rents of 12.5% on a cash basis.
    Excluding the $455,000 effect from the Ames locations, same store net operating income ("NOI") was up 1.5% second quarter 2003 over 2002. Including the impact from these closings, NOI declined $304,000, or 3.0%.

    Redevelopment and Re-anchoring of Former Ames locations

    Acadia now has redevelopment/re-anchoring plans finalized for two of the four former Ames locations in its portfolio. As previously discussed, Home Depot has signed a lease to expand the former Ames space at the Plaza 422 located in Lebanon, PA. During the second quarter, demolition of the partially enclosed mall section of the property was completed and construction of a 102,000 square foot Home Depot is now underway with an expected opening in first quarter 2004. The Company has also finalized the re-anchoring plan for the New Loudon Shopping Center located in Latham, NY. A department store will replace the former Ames at a 15% increase in base rent. Rent from the new anchor is also anticipated to commence during the first quarter of 2004. In total, these two properties are expected to contribute $0.035 of incremental FFO for 2004. The Company has two remaining former Ames locations which it currently forecasts will be re-anchored by 2005.

    Shaw's Opens at the Newly Redeveloped Gateway Shopping Center

    The de-malling and re-anchoring of the Gateway Shopping Center located in South Burlington, VT, was substantially completed during the second quarter 2003. The project, formerly a partially enclosed mini-mall with an undersized Grand Union, is now a contemporary, open-air community shopping center with a 72,000 square foot Shaw's supermarket. Shaw's opened for business during the second quarter on schedule. The Company anticipates this center, which is already 83% occupied, will contribute $0.025 of FFO in 2003 and approximately $0.035 for annual 2004 following the full lease-up of the remaining 15,000 square feet of newly constructed small shop space.

    Other Portfolio Activity

    Kmart assumed all five of its leases within Acadia's portfolio effective with its reorganization in May 2003. All of these stores are paying full rents with occupancy costs under 3% and average sales of $176 per square foot. In addition, the Company has one Kmart store at a joint venture property which was also assumed by Kmart.

    Balance Sheet - Solid Financial Position

    During the second quarter 2003, Acadia further solidified its balance sheet. The Company has increased the fixed-rate component of its portfolio mortgage debt to 82%, which includes its pro-rata share of joint venture debt. Further evidencing the strength of the Company's balance sheet are conservative financial ratios as well as sufficient in-place working capital to continue to fund all of its foreseeable near-term internal and external capital requirements:

    --  Dividend payout ratio for the quarter was 61% of FFO

    -- Fixed-charge ratio was greater than 3.0 times (EBITDA / interest expense plus preferred distributions)

    --  Blended cost of Acadia's portfolio debt was 6.0%

    -- Debt to total market capitalization at June 30, 2003 was 43% compared to 49% as of year-end 2002

    -- Acadia currently has $34 million of cash on hand at quarter-end with an additional $45 million available under current credit facilities

    Management Comments

    Commenting on the results for the quarter, Kenneth Bernstein, President and CEO, stated, "We are quite pleased with our second quarter results. Our earnings growth, balance sheet strength, portfolio performance and progress in our redevelopment programs are all strong indicators that our key initiatives are on track. Notwithstanding the continuing macro uncertainties in our economy, we are excited by the potential for strong internal growth - driven by our current redevelopment pipeline - coupled with the opportunity for external growth from our acquisition joint venture. This combination should enable us to continue to create strong shareholder value going forward."

    Investor Conference Call

    Kenneth Bernstein, President and CEO, and Michael Nelsen, Sr. Vice President and CFO, will conduct a conference call July 29, 2003 at 12 noon EST to review the Company's earnings and operating results. The live conference call can be accessed by dialing 888-339-2688 (internationally 617-847-3007). No passcode is required.
    The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888). The passcode will be 43055996. The phone replay will be available through Tuesday, August 12, 2003.
    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by grocery and value-oriented retail. Acadia currently owns (or has interests in) and operates 62 properties totaling approximately nine million square feet, located primarily in the Eastern United States.
    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.
    The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") to be an appropriate supplemental disclosure of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO is presented to assist investors in analyzing the performance of the Company. However, the Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity.
    For more information visit Acadia Realty Trust's Web site at www.acadiarealty.com



                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
     For the Quarters and Six Months ended June 30, 2003 and 2002
             (amounts in thousands, except per share data)

                         STATEMENTS OF INCOME


                                  For the quarters  For the six months
           Revenues                 ended June 30,     ended June 30,
                                      2003    2002      2003    2002
                                     ------- -------   ------- -------
Minimums rents                      $12,618 $11,892   $24,715 $23,721
Percentage rents                         95     122       389     441
Expense reimbursements                2,896   2,741     6,613   5,266
Lease termination income                 --     145        --   3,945
Other property income                   161     144       312     309
Other                                   695     979     2,561   1,867
                                     ------- -------   ------- -------
     Total revenues                  16,465  16,023    34,590  35,549
                                     ------- -------   ------- -------
         Operating expenses
Property operating                    3,389   2,668     7,743   5,383
Real estate taxes                     1,812   2,170     4,009   4,090
General and administrative            2,449   2,802     5,145   5,127
Depreciation and amortization         3,888   3,673     7,489   7,258
                                     ------- -------   ------- -------
     Total operating expenses        11,538  11,313    24,386  21,858
                                     ------- -------   ------- -------
Operating income                      4,927   4,710    10,204  13,691
Equity in earnings of unconsolidated
 partnerships                           595     106     1,148     224
Interest expense                     (2,805) (2,665)   (5,531) (5,426)
Gain on sale                             --      --     1,212   1,530
Minority interest                      (274)   (381)   (1,127) (2,099)
                                     ------- -------   ------- -------
Income from continuing operations     2,443   1,770     5,906   7,920
                                     ------- -------   ------- -------
Discontinued operations:
Operating income from discontinued
 operations                              --     367        --     891
Gain on sale of properties               --   1,987        --   1,832
Minority interest                        --    (302)       --    (355)
                                     ------- -------   ------- -------
Income from discontinued operations      --   2,052        --   2,368
                                     ------- -------   ------- -------
Net income                          $ 2,443 $ 3,822   $ 5,906 $10,288
                                     ======= =======   ======= =======
Net income per Common Share - Basic $   .09 $   .15   $   .23 $   .40
                                     ======= =======   ======= =======
Weighted average Common Shares -
 Basic                               26,387  24,775    25,885  25,571
                                     ======= =======   ======= =======
Net income per Common Share -
 Diluted                            $   .09 $   .15   $   .23 $   .40
                                     ======= =======   ======= =======
Weighted average Common Shares -
 Diluted                             27,176  25,253    26,558  26,015
                                     ======= =======   ======= =======

                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
     For the Quarters and Six Months ended June 30, 2003 and 2002
             (amounts in thousands, except per share data)

      RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (a)

                                  For the quarters  For the six months
                                    ended June 30,   ended June 30,
                                     2003    2002     2003    2002
                                    ------ -------  ------- -------

Net income                            $2,443 $ 3,822  $ 5,906 $10,288
Depreciation of real estate and
 amortization of leasing costs:
   Wholly owned and consolidated
    partnerships                       3,571   3,801    6,970   8,140
   Unconsolidated  partnerships          551     159    1,010     316
Income attributable to minority
 interest in Operating Partnership       203     588      641   1,704
Gain on sale of properties                --  (1,987)      --  (1,832)
                                       ------ -------  ------- -------
Funds from operations                 $6,768 $ 6,383  $14,527 $18,616
                                       ====== =======  ======= =======
Funds from operations per share -
 Basic (b)                            $  .24 $   .22  $   .51 $   .62
                                       ====== =======  ======= =======
Funds from operations per share -
 Diluted (b)                          $  .23 $   .22  $   .50 $   .62
                                       ====== =======  ======= =======
Funds from operations per share -
 Continuing operations - Diluted
 (b)                                  $  .23 $   .20  $   .50 $   .54
                                       ====== =======  ======= =======

                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
               As of June 30, 2003 and December 31, 2002
             (amounts in thousands, except per share data)


                  SELECTED BALANCE SHEET INFORMATION

                                          June 30,        December 31,
                                           2003               2002
                                  ------------------------------------

Cash and cash equivalents                   $34,194           $45,168
Rental property, at cost                    423,397           413,878
Total assets                                407,306           410,935
Mortgage notes payable                      199,691           202,361
Total liabilities                           222,735           224,487
     Fixed rate debt: (c)                   157,075           145,236
          % of outstanding debt                 79 %              72 %
          Weighted average
           interest rate                       6.6 %             6.8 %
     Variable rate debt                     $42,616           $57,125
          % of outstanding debt                 21 %              28 %
          Weighted average
           interest rate                       3.1 %             3.3 %
Total weighted average interest
 rate                                          5.9 %             5.8 %

   Notes:

(a) Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Included in FFO for the six months ended June 30, 2003 and 2002 are gains from the sale of land of $659 and $957, respectively (amounts are net of minority interests).

(b) Assumes full conversion of a weighted average 2,074 and 3,648 OP Units into Common Shares for the quarters ended June 30, 2003 and 2002, and 2,564 and 4,012 OP Units into Common Shares for the six months ended June 30, 2003 and 2002.

(c) Fixed-rate debt includes $86,910 of notional principal fixed through swap transactions. Conversely, variable-rate debt excludes this amount.

    CONTACT: Acadia Realty Trust
             Jon Grisham, 914/288-8142